Exhibit 99.1

bluebird bio Announces First Patient Treated in Expansion Cohort of CRB-401, Phase 1 Study of Anti-BCMA CAR T Therapy bb2121

CAMBRIDGE, Mass., September 13, 2017 – bluebird bio, Inc. (NASDAQ: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for serious genetic diseases and T cell-based immunotherapies for cancer, today announced that the expansion cohort of the CRB-401 Phase 1 study of bb2121, an anti-BCMA CAR T therapy, has been initiated. The objective of the CRB-401 study is to evaluate the safety and efficacy of bb2121 in patients with relapsed/refractory multiple myeloma and determine a recommended Phase 2 dose. bluebird bio and Celgene Corp. are jointly developing bb2121.

“The high response rate and sustained benefit seen with bb2121 in the recent data presented at the ASCO annual meeting in June are particularly gratifying given the limited therapeutic options available for the heavily pretreated patients with relapsed/refractory multiple myeloma participating in our study,” said David Davidson, MD, chief medical officer, bluebird bio. “In the expansion stage of the CRB-401 study, we will be treating an additional cohort of patients with a dose range shown to be active in the prior dose escalation stage of the study to gain more experience with the safety, efficacy and durability of response of bb2121.”

Patients in the expansion cohort will be treated at a dose range of 150 to 450 x 106 CAR+ T cells and will be required to have prior exposure to a proteasome inhibitor, an immunomodulatory agent and daratumumab.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia, and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma.

bluebird bio also has discovery research programs utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington and Europe.

About the bluebird bio-Celgene Collaboration

In March 2013, bluebird bio and Celgene entered into a collaboration to develop chimeric antigen receptor (CAR) T cell therapies to target and destroy cancer cells. In June 2015, the collaboration was amended and restated to focus on developing product candidates targeting B-cell maturation antigen (BCMA). bluebird bio and Celgene are working together on the initial, lead anti-BCMA product candidate (bb2121), and are developing next-generation anti-BCMA product candidates, including bb21217.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts, including statements regarding the potential of the bb2121 product candidate to treat relapsed/refractory multiple myeloma and future clinical development plans of the Company and Celgene. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Neither Celgene nor bluebird bio undertake any obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond each company’s control. These risks and uncertainties include, but are not limited to, the risk that the bb2121 product candidate will not be successfully developed, approved or commercialized in relapsed/refractory multiple myeloma, or the risk that the bb2121 product candidate will be safe and efficacious in other disease settings. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the section entitled “Risk Factors”  of the Annual Report on Form 10-K and other reports of each company filed with the Securities and Exchange Commission.

For bluebird:

Investors:

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com